UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2012

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Accelerated Share Repurchase

On June 14, 2012, Flowserve Corporation, a New York Corporation (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), under which the Company will repurchase an aggregate of $300 million of its common stock, par value $1.25 per share (“Common Stock”).

The ASR Agreement requires the Seller to deliver to the Company on June 15, 2012, a number of shares of Common Stock equal to 80 percent of the shares that would be repurchased at a price of $106.16, the closing price of the Common Stock on June 14, 2012. The final number of shares to be delivered to the Company by the Seller under the ASR Agreement at program maturity, net of the initial delivery, will be adjusted based on an agreed upon discount to the average of the daily volume weighted average price of the Common Stock during the term of the ASR Agreement. If the number of shares to be delivered to the Company at maturity is less than the initial delivery of shares by the Seller, the Company would be required to remit shares or cash, at the Company’s option, to the Seller in an amount then equivalent to such shortfall.

The ASR Agreement is subject to terms believed to be customary for a transaction of this type, including, but not limited to, (i) the mechanism used to determine the number of shares that will be delivered, (ii) the required timing of delivery of the shares, (iii) the circumstances under which the Seller is permitted to make adjustments to the transaction terms, (iv) the circumstances under which the ASR Agreement may be terminated early, (v) the circumstances under which the Company could be required to deliver cash or shares (at the Company’s option) to the Seller upon settlement of the transaction and (vi) various acknowledgements, representations and warranties made by the parties to one another.

The Company entered into the ASR Agreement as part of the Company’s $1 billion share repurchase program that was authorized by its Board of Directors and previously announced on May 31, 2012. Excluding the ASR Agreement described above, the amount and timing of planned repurchases will be determined by the Company based on its evaluation of the Company’s financial condition, business opportunities and market conditions at the time.

Bridge Loan

Effective June 15, 2012 (the “Closing Date”), the Company entered into a Loan Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (together, the “Lenders”), providing for a term loan with an aggregate commitment of $250 million for a term of 364 days (the “Bridge Loan”).

The initial interest rates per annum applicable to the Bridge Loan will be either LIBOR plus 2.50%, 2.25%, 2.00% or 1.75%, as applicable, depending on the consolidated leverage ratio, or, at the option of the Company, the Base Rate (defined as a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1%). The applicable interest rate will increase by 50 basis points incrementally during the term of the Bridge Loan on each of the 90 day, 180 day and 270 day anniversaries of the Closing Date. Additionally, a duration fee will be payable on the loan amount as follows: 0.125% on the 120 day anniversary of the Closing Date; 0.25% on the 180 day anniversary of the Closing Date; and 0.5% on the 270 day anniversary of the Closing Date.

The Bridge Loan includes customary representations and warranties, affirmative and negative covenants, and events of default, including maintenance of interest coverage and consolidated leverage ratios, all of which are consistent in all material respects with the Company’s existing credit facility.

The Company’s obligations under the Bridge Loan are guaranteed by certain domestic subsidiaries of the Company. The guarantors have agreed that if any of the Company’s obligations are not paid in full when due, the guarantors will, jointly, and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the obligations, the same will be promptly paid in full when due.

The foregoing descriptions of the ASR Agreement and the Bridge Loan do not purport to be a complete statement of the parties’ rights and obligations under the respective documents and the transactions contemplated therein, and are qualified in their entirety by reference to the ASR Agreement and Bridge Loan, a copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, respectively.

On June 14, 2012, the Company issued a press release announcing its entry into the ASR Agreement and the execution of the Bridge Loan, a copy of which is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are incorporated by reference to the disclosures relating to the Bridge Loan contained under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Accelerated Share Repurchase Agreement, dated June 14, 2012, between Flowserve Corporation and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association.

10.2	Bridge Loan Agreement, dated June 15, 2012, among Flowserve Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and other lenders referred to therein.

99.1	Press Release, dated June 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: June 18, 2012	By:	/s/ RONALD F. SHUFF
Ronald F. Shuff
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Accelerated Share Repurchase Agreement, dated June 14, 2012, between Flowserve Corporation and J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association.

10.2	Bridge Loan Agreement, dated June 15, 2012, among Flowserve Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and other lenders referred to therein.

99.1	Press Release, dated June 14, 2012.